Immediate Release
Media Contact: Teena Massingill, 925-467-3810, Teena.Massingill@Safeway.com
Investor Contact: Christiane Pelz, 925-467-3832, Christiane.Pelz@Safeway.com

Safeway Inc. Names Robert Edwards President
Company Expands Larree Renda’s Role

PLEASANTON, Calif. — April 9, 2012 — Safeway Inc. (NYSE:SWY) today named Robert Edwards President of the Company. Mr. Edwards has served as Safeway’s Executive Vice President and Chief Financial Officer since 2004.

Mr. Edwards, 56, will have overall responsibility for the company’s retail operations, marketing, merchandising, corporate brands, manufacturing, distribution and finance functions. He will continue as Chief Financial Officer until a successor is named to the position.

“Robert is one of those unusual executives with a strong command of both the financial and operational sides of our business,” said Safeway Chairman and Chief Executive Officer, Steve Burd. “His deep engagement with our operations and marketing units while he has been CFO will make for a seamless transition to Robert’s new role. His assumption of these new duties provides me an opportunity to concentrate more of my time on innovation and a range of strategic initiatives that will drive core and non-core business growth in the long term.”

The company also announced that Larree Renda, 53, Executive Vice President, will assume additional responsibilities for real estate (including Property Development Centers) and information technology, which adds to her current duties managing human resources and labor relations, strategic initiatives, corporate social responsibility, government relations, public affairs and Safeway Health.

“We are taking one of our most productive and talented executives and broadening her duties to include oversight of two key functions,” said Mr. Burd. “Both of these changes to our management structure will further strengthen our senior team and our ability to deliver sustainable growth.”

Before joining Safeway, Mr. Edwards served as EVP and CFO at Maxtor Corporation, and was SVP, CFO and CAO at Imation Corporation. Prior to that, Mr. Edwards had a 20-year career at Santa Fe Southern Pacific Corporation and its affiliates. He currently serves on the Boards of Blackhawk Network Holdings, Inc., Casa Ley, S.A. de C.V., Safeway’s joint venture in Mexico, and KKR Financial Holdings LLC.

Ms. Renda began her career at retail with Safeway in 1974. After progressing through the store ranks, she joined the corporate team in 1991 as Vice President of Retail and advanced through a succession of more senior leadership roles to her current position as Executive Vice President. Ms. Renda chairs the Safeway Foundation Board of Directors and serves on the Board of Casa Ley. She is also on the Board of HSBC Finance Corporation and HSBC North America Holdings Inc. Ms. Renda is a Trustee on the National Joint Labor Management Committee.

ABOUT SAFEWAY www.Safeway.com
Safeway Inc. is a Fortune 100 company and one of the largest food and drug retailers in North America based on sales. The company operates 1,678 stores in the United States and Canada, and had $43.6 billion in sales in 2011. The company's common stock is traded on the New York Stock Exchange under the symbol SWY.

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